Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Perfect Corp. (the “Company”) on Form F-1 of our report dated March 17, 2022, with respect to our audits of the financial statements of Provident Acquisition Corp. as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from October 21, 2020 (inception) through December 31, 2020, which report appears in the Registration Statement on Form F-1 of Perfect Corp. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

New York, NY

October 28, 2022